GOODSILL ANDERSON QUINN & STIFEL
                          Attorneys at Law
              Alii Place, Suite 1800, 1099 Alakea Street
                      Honolulu, Hawaii  96813

                    Mail Address:  P.O. Box 3196
                       Honolulu, Hawaii  96801

           Telephone (808) 547-5600   Fax (808) 547-5880


                            June 26, 1996








Dole Food Company, Inc.
31355 Oak Crest Drive
Westlake Village, California  91359-5132

Re:  Registration on Form S-8 of
     Dole Food Company, Inc. (the "Company")
     1996 Non-Employee Directors Deferred Stock and Cash Compensation Plan

Ladies and Gentlemen:

       You have advised us that in connection with the 1996 Non-Employee Directors Deferred Stock and Cash Compensation Plan of Dole Food Company, Inc. (the "Plan") you propose to file a Registration Statement on Form S-8 with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of 100,000 shares of Common Stock, no par value of the Company (the "Shares"). We have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plan and the Common Stock that may be issued pursuant to and in accordance with the Plan.

       Based upon such examination and upon such matters of fact and law as we have deemed relevant, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization and appropriate action as contemplated thereby and by the Plan and related agreements, the Shares will be validly issued, fully paid and non-assessable.

       We consent to the use of this opinion as an exhibit to the Registration Statement.

                                Respectfully submitted,


                                /s/ Goodsill Anderson Quinn & Stifel
                                Goodsill Anderson Quinn & Stifel
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